Exhibit 99.1

Builders FirstSource, Inc. Announces Exchange Offer

for its Senior Secured Notes due 2024

March 5, 2019 (Dallas, TX) – Builders FirstSource, Inc. (the “Company”) (Nasdaq: BLDR) today announced that it has commenced an offer to exchange up to $400 million aggregate principal amount of its 5.625% Senior Secured Notes due 2024 (the “Old Notes”) on a par-for-par basis for eligible holders who tender prior to the Early Tender Time, and for $950 per $1,000 principal amount for eligible holders who tender after the Early Tender Time but prior to the Expiration Time. In exchange, eligible holders will receive newly issued 6.625% Senior Secured Notes due 2027 (the “New Notes”), upon the terms and conditions set forth in the Confidential Offering Circular dated March 5, 2019 (the “Exchange Offer”).

In order to be eligible to receive $1,000 principal amount of New Notes per $1,000 principal amount of Old Notes, Old Notes must be tendered prior to 5:00 p.m., New York City time, on March 18, 2019 (the “Early Tender Time”).

The primary purpose of the Exchange Offer is to extend the maturity of existing debt obligations associated with the Old Notes during a time of favorable market conditions. The New Notes will be secured by the same collateral as the Company’s senior secured credit facilities and existing notes. The New Notes will rank pari passu with such facilities and remaining Old Notes as to such collateral. Other than the changes relating to tenor and coupon, the terms of the New Notes are substantially similar to those of the Old Notes.

The Exchange Offer is conditioned upon a minimum issuance of $200 million aggregate principal amount of New Notes.

Eligible holders that validly tender Old Notes in the Exchange Offer will also receive accrued and unpaid interest in cash on the exchanged Old Notes from the last interest payment date to, but not including, the applicable settlement date for the Exchange Offer. Interest on the New Notes will accrue from the date of first issuance of the New Notes. The initial settlement date for the Exchange Offer is expected to occur promptly after the Early Tender Time.

The Exchange Offer will expire at 11:59 p.m., New York City time, on April 1, 2019 (the “Expiration Time”). Tendered Old Notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on March 18, 2019, but not thereafter.

Available Documents and Other Details

Documents relating to the Exchange Offer for the Old Notes (CUSIP Nos. 12008RAJ6 / U08985AE0) will only be distributed to eligible holders of Old Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A of the Securities Act (as defined below) or not a “U.S. person” under Regulation S for purposes of applicable securities laws. Noteholders who desire to complete an eligibility form should either visit the website for this purpose at http://www.dfking.com/bldr or request instructions by sending an e-mail to bldr@dfking.com or calling D. F. King & Co., Inc., the information agent for the Exchange Offer, at (888) 887-1266 (U.S. Toll-free) or (212) 269-5550 (Collect).

The New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws and, unless so registered, the New Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from the registration requirements thereof. Accordingly, the New Notes are being offered and issued only (i) to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (ii) to non-“U.S. persons” who are outside the United States (as defined in Regulation S under the Securities Act). Non U.S.-persons may also be subject to additional eligibility criteria.

The complete terms and conditions of the Exchange Offer are set forth in the informational documents relating to the Exchange Offer. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the New Notes. The Exchange Offer is only being made pursuant to the Confidential Offering Circular and the related letter of transmittal. The Exchange Offer is not being made to holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Factors that could cause such differences in future results include, but are not limited to, the risks described in the Confidential Offering Circular related to the Exchange Offer. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 39 states with approximately 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

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Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804